Exhibit 5.1

December 5, 2022

Board of Directors

Soluna Holdings, Inc.

325 Washington Avenue Extension

Albany, NY 12206

Re: Soluna Holdings, Inc. – Prospectus Supplement dated December 5, 2022

Ladies and Gentlemen:

We have acted as special Nevada counsel to Soluna Holdings, Inc., a Nevada corporation (the “Company”), in connection with the filing of a Prospectus Supplement to the Registration Statement on Form S-3 (the “Registration Statement”) filed on December 16, 2021, by the Company with the Securities and Exchange Commission. The Prospectus Supplement relates to the sale of up to an aggregate of $855,000.00 of shares (the “Shares”) of the Company’s common stock, par value $0.001 per share, related warrants (the “Warrants”) to purchase up to $1,710,00.00 of shares of common stock (the “Warrant Shares”), and right to purchase (the “Options”) additional $1,710,000 of shares of common stock and related warrants to purchase up to $3,420,000 of shares of common stock (the “Option Warrants” and the shares issuable upon the exercise of the Option Warrants, the “Option Warrant Shares”) pursuant to the Securities Purchase Agreement between the Company and the Purchaser’s party thereto dated December 5, 2022 (the “Offering”). The Prospectus Supplement further relates to an agreement to issue to Univest Securities, LLC (the “Placement Agent”) shares of common stock equal to 7% of the shares of common stock issued upon the closing the Offering (the “Placement Agent Shares”) and 431,014 restricted shares of common stock in relation to the Placement Agent’s role in the underwritten offering that closed on October 26, 2022 and warrants to purchase the number of shares of common stock equal to 7% of the amount of shares of common stock issued upon the closing of the Offering (the “Placement Agent Warrants”, and the shares of common stock issuable upon the exercise of the Placement Agent Warrants, the “Placement Agent Warrant Shares”) as compensation for its services as Placement Agent in connection with the Offering of the Shares, the Warrants and the Options and with respect to the Placement Agent’s services in connection with the October Offering, as defined in the Prospectus Supplement.

As counsel to the Company, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering this opinion. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Nevada Revised Statutes, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Nevada, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Board of Directors

Soluna Holdings, Inc.

December 5, 2022

Page Two

Based upon such examination, it is our opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company and upon their issuance, delivery and payment therefor in the manner contemplated by the Registration Statement will be validly issued, fully paid and non-assessable. The Warrant Shares, the Option Shares, and the Option Warrant Shares, when approved by the shareholders and issued and delivered in accordance with the terms of the Securities Purchase Agreement, will be fully paid and nonassessable. The Placement Agent Shares and Placement Agent Warrant Shares, when approved by the shareholders and issued and delivered in accordance with the terms of the Placement Agency Agreement, dated December 5, 2022, between the Company and the Placement Agent, will be fully paid and nonassessable.

No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus Supplement. In connection with this opinion, we have relied on oral or written statements and representations of officers or other representatives of the Company and others. Our knowledge of the Company and its legal and other affairs is limited by the scope of our engagement, which scope includes the delivery of this opinion letter. We do not represent the Company with respect to all legal matters or issues. The Company may employ other independent counsel and, to our knowledge, handles certain matters and issues without the assistance of independent counsel.

This opinion is given as of the date hereof. We assume no obligation to advise you of changes that may hereafter be brought to our attention.

We consent to the inclusion of this opinion as an exhibit to the Prospectus Supplement and further consent to all references to us under the caption “Legal Matters” in the Prospectus Supplement constituting a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

PARSONS BEHLE & LATIMER